INDEPENDENT CONSULTING AGREEMENT

DATED:

January 15, 2007 ("Effective Date")

BETWEEN:

The American Basketball Association, Inc., located at 9241 Holliday Drive, Indianapolis, Indiana 46260.

("Client")

AND:

The Meriwether Group, Inc. located at 2701 NW Vaughn St., Suite 435, Portland, OR  97210

("Consultant")

As used herein, the term "Client" includes The American Basketball Association, Inc. and its licensees, distributors, suppliers, parent, affiliates, subsidiaries and any successor company. Client wishes Consultant to provide assistance to Client. Consultant wishes to provide assistance to Client. The parties therefore agree as follows:

1.

Term and Services. Consultant will provide to Client the services described in Exhibit A (the "Services") on the terms and for the duration described in this Agreement, including in Exhibit A. All Services will be provided in a competent and professional manner and will conform to any specifications set forth in Exhibit A.

2.

Consultant Changes. Due to the personal nature of the Services to be performed, Consultant and Client agree that the Services will be performed solely by Consultant. Consultant may not subcontract or assign performance of any of the Services without first obtaining Client’ written permission.  Consultant further agrees that David Howitt and Ken Barker are and will be the primary partners in the Meriwether Group, Inc. and will personally provide the Services in Exhibit A.

3.

Payment. Client will pay Consultant for the Services in accordance with the payment amounts and schedules set forth in Exhibit A. Payments will be made according to Client’s standard payment procedures from time to time in effect.

4.

Consultant Warranties. Consultant warrants that (i) entering into this Agreement and providing the Services it requires does not violate any other agreement, restriction or obligation of Consultant; (ii) no work, property, data or other information provided by Consultant under this Agreement will infringe any of the rights, including intellectual property rights, of any other party; and (iii) all Services provided will conform to the specifications set forth in Exhibit A and any other specifications agreed to by the parties.

5.

Ownership of Work Product. Consultant acknowledges and agrees that all of Consultant's work, ideas, concepts, suggestions, improvements, designs, authored works, discoveries, or other items developed or furnished by Consultant, whether or not patentable or copyrightable, which (i) are provided or made pursuant to the services performed under this Agreement, (ii) Consultant conceives, alone or with others, while employed by or under contract with Client, as part of its

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responsibilities to Client; or (iii) Consultant develops in whole or in part on Client’ time, or using Client’ equipment, supplies, or facilities, or which incorporate confidential information or trade secrets of Client (collectively, "Properties"), are or shall be deemed to be "works made for hire" and, as such, will be owned exclusively by Client. As between Consultant and Client, Client shall be considered the author of the Properties for purposes of copyright and shall own all the rights in and to the copyright in its name or the name of its nominee. To the extent such rights do not vest in Client as a “work made for hire”, Consultant further grants, assigns and transfers to Client all of Consultant’s right, title and interest in and to the Properties and all materials contained therein or prepared therefor and the results and proceeds thereof, including without limitation patents, trademarks, copyrights, trade secrets and any other intellectual property rights therein. Client shall have the sole and exclusive right throughout the universe in perpetuity to use and exploit all or any part of the Properties and all or any part of any material contained therein or prepared therefor, whether or not used therein, in any format or version, by any means and in any media, whether now known or hereafter developed. Without limiting the foregoing, Consultant hereby waives any and all claims that Consultant may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of “droit moral” with respect to the results and proceeds of Consultant’s work and services hereunder. Consultant shall execute such further instruments as Client may request to establish, maintain or protect its rights in and ownership of the Properties.

6.

Confidentiality. In the course of performing the Services, Consultant acknowledges that Consultant will have access to information that is confidential and proprietary to Client or to Client’s partners, suppliers or customers. This information may include technical information or business information. Consultant agrees to keep confidential all information obtained from Client and to use it only as permitted by Client to perform the Services hereunder. Consultant may not disclose any information obtained from Client without Client's prior written consent. Information that is generally known to the public, in Consultant's possession before receiving it from Client, or obtained by Consultant from a nonrestricted source, is not confidential and is not subject to this paragraph. Consultant warrants that any information provided to Client as part of the Services is not subject to any confidentiality restrictions between Consultant and any other individuals or companies.

7.

Termination by Consultant. Consultant may terminate this Agreement at any time if: Client breaches a material provision hereof and fails to cure the breach within 30 days of receiving a written demand to cure from Consultant Obligations to pay money owed and keep information confidential survive termination, for any reason.

8.

Termination by Client. Client may terminate this Agreement at any time without cause given (90) ninety days prior notice to Consultant. In the case of termination without cause, Client agrees to pay Consultant in accordance with Exhibit A through the end date of the full Term of this Agreement.  Client may terminate with cause if Consultant breaches a material provision hereof and fails to cure the breach within 30 days of receiving a written demand to cure from Client.  If Client terminates with cause, Client is only obligated to pay Consultant through the date of the notice of material breach.

9.

Relationship of the Parties. Consultant is an independent contractor and is not the employee or agent of Client. Accordingly, nothing contained herein shall be construed as establishing an employer/employee, partnership, joint venture or other relationship between Consultant and Client. Neither party may bind the other in any way. Neither party will be responsible for the other's business obligations (including any insurance, worker's compensation and taxes) and each party agrees to hold the other harmless from those obligations.

10.

Attorneys Fees. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys fees, the fees and costs of experts and consultants, copying,

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courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding.

11.

Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provisions or otherwise limit the parties’ right to subsequently enforce such provision.

12.

Entire Agreement. This Agreement constitutes the entire understanding between Consultant and Client with respect to the subject matter herein and cannot be altered or modified except by an agreement in writing, signed by both Consultant and Client. All previous agreements between Consultant and Client relating to the subject matter hereof shall have no further force and effect.

13.

Severability. Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement or any other provision. Notwithstanding the foregoing, the parties to this Agreement shall thereupon negotiate in good faith the terms of an enforceable and mutually satisfactory provision to replace the provision so found to be void or unenforceable.

14.

Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

15.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, regardless of the fact that any of the parties hereto may be or may become a resident of a different state or jurisdiction. The parties hereby agree and consent to the exclusive jurisdiction and venue of any state or federal court located in Marion County, Indiana.

16.

Notice. All notices under this Agreement will be given to the people designated, at the address designated at the beginning of this Agreement. A party can change its notice address by notice. Notices shall be effective when actually received by the designated person. If sent certified or registered mail, postage prepaid, return receipt requested, notice is considered effective on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

The American Basketball Association, Inc.	The Meriwether Group, Inc.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

In conjunction with the Independent Consulting Agreement signed by Client and Consultant, Consultant agrees to provide to Client the following Services, on the following timetable, and for the following compensation:

Services:

1.

Consultant will work with Client to develop and implement a strategic sponsorship and licensing program for key categories (inflatable’s, uniforms, footwear, apparel, accessories, sport beverage, memorabilia and other agreed to categories);

2.

Consultant will use its relationships with key brand managers and executives with internationally known sports, lifestyle, and food and beverage companies to assist Client in developing lucrative and strategic licensing /supplier agreements and relationships;

3.

Consultant will work with Client to strategically develop Client’s brand, brand strategy, and go to market philosophy with the goal of maximizing brand equity and revenue;

4.

Consultant will assist Client with key introductions and negotiations with strategic Venture Capital and Angel investors – industry value added folks;

5.

Consultant will assist Client with overall strategic business direction; go to market strategy and company initiatives; and

6.

Consultant will assist Client with administration of licensing and supplier agreements.

 Compensation; Term and Payment Schedule:

In consideration of the services listed above, Client agrees to pay Consultant the following:

1.

An initial payment of $12,500;

2.

A retainer of $2,500 per month;

3.

A $10,000 bonus for each major licensing/sponsorship deal (“Deal”) secured by Consultant earned once each Deal realizes $50,000 or more in revenue to Client over its term;

4.

Term is to be 24 months, commencing on the date of execution of this Agreement;

5.

Client agrees to pay a 4% royalty to Consultant from royalty earned by Client from each Deal that Consultant brings to the Client;

6.

An award of 225,000 shares of common stock of American Basketball Association, Inc., a Utah Company, subject to typical resale restrictions, as a performance incentive; and

7.

All reasonable and approved travel and out of pocket expenses incurred by Consultant in providing Services.

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